Exhibit 10.38

300 Continental Drive

Newark, DE 19713

Anthony P. Terracciano

Chairman

January 15, 2014

Mr. Raymond Quinlan

293 Hemlock Road

Fairfield, CT 06824

Dear Mr. Quinlan:

On behalf of SLM Corporation, I am pleased to offer you employment as an officer of SLM Corporation in the position of Vice Chairman of SLM Corporation, effective January 21, 2014. Until such time as the separation of SLM’s business into two distinct publicly-traded entities, as described in the Form 10 of New Corporation filed with the Securities and Exchange Commission on December 6, 2013, as currently filed or later amended (the “Separation and Distribution”), your responsibilities as Vice Chairman will be to participate in all decisions (a) relating to the separation of the Private Education Lending segment of SLM, including allocation of assets, liabilities and personnel, and (b) relating to the anticipated publicly-traded entity owning the existing industrial loan company subsidiary and various related consumer finance lines such as UPromise Rewards (“BankCo”), including designing your own organizational structure for BankCo, the industrial loan company and other subsidiaries owned by BankCo, including the titles and responsibilities of the executives of BankCo and its subsidiaries. You will be appointed to the Boards of Directors of SLM and Sallie Mae Bank (the “Bank”), in each case, at the respective board meetings immediately following your effective date of employment. As a member of the Board of Directors of SLM, you will also be a member of a to-be-formed Transition Committee of the Board that will be tasked with monitoring and making decisions regarding the Separation and Distribution when the Board of Directors is not in session.

Following the Separation and Distribution, you will assume the titles of director, Executive Chairman of the Board and Chief Executive Officer of BankCo and Chief Executive Officer of the Bank. At that time, you will have all duties, roles, and responsibilities commensurate with your titles, including those discussed in clause (b) above. At all times during your employment with BankCo, you will be the senior most executive of BankCo and will report directly to the board of directors of BankCo. SLM’s obligations and rights under this letter agreement, and any other to which you are subject with SLM, will automatically become those of BankCo in connection with the Separation and Distribution.

For 2014, your annual salary of $600,000 will be paid bi-weekly, and you will be eligible to participate in the 2014 SLM Corporation Management Incentive Plan (MIP) with a target bonus of 150% of base salary in the amount of $900,000. The bonus will be paid in a form and subject to the terms and conditions commensurate with bonuses paid to other BankCo executives. More information on the terms and conditions of the MIP will be provided upon your effective date of employment. SLM’s conversion to BankCo will not change your compensation. In addition, in January 2014, you will receive a long-term incentive award with a grant value of approximately $2,270,000. This award will be subject to the SLM Corporation 2012 Omnibus Incentive Plan (the “Omnibus Plan”) and the Term Sheet(s) granting the award and will be in the form(s) and will have the vesting and other terms commensurate with awards granted to other BankCo executives at that time.

You will also receive at your effective date of employment an equity grant of restricted stock units with a grant value of $1,300,000. The award will be granted using the closing market price of SLM on that date.

The terms of this grant will be subject to the Omnibus Plan and the Term Sheet granting the award; provided that, in any event, the grant document will provide that the restricted stock unit grant will convert to BankCo restricted stock units upon the Separation and Distribution.

You will participate in the benefits provided to officers at the Executive Officer level, including the SLM Corporation Executive Severance Plan for Senior Officers (the “Severance Plan”) and the Change in Control Severance Plan for Senior Officers (the “Change in Control Plan”). In the event that SLM makes a public announcement that the Separation and Distribution will not occur or SLM makes a public announcement whereby it can be reasonably inferred that the Separation and Distribution will not occur, and, in either case, you, at your sole discretion, choose to terminate your employment by written notice to the board of directors of SLM or BankCo, as the case may be, within 60 days of such public announcement (a “Non-Separation Termination”), or the Separation and Distribution has not been consummated by December 31, 2014, and you, at your sole discretion, choose to terminate your employment by written notice to the board of directors of SLM or BankCo, as the case may be, within 30 days of such date (also a “Non-Separation Termination”), your termination will be pursuant to Section 3.02(a)(III) of the Severance Plan, and you will be entitled to, and subject to, all such terms and conditions stated thereunder. In the event of a Non-Separation Termination, your severance benefits will be determined as if you were the “Chief Executive Officer”. For the avoidance of doubt, in the event the Severance Plan is amended or terminated prior to such Non-Separation Termination, your termination will remain pursuant to Section 3.02(a)(III) of the Severance Plan as in effect on the date hereof. Other benefits include the Executive Physical program and the Supplemental 401k Savings Plan, in addition to our regular package of employee benefits.

In connection with the Separation and Distribution, you will remain eligible to participate in the Severance Plan and the Change in Control Plan (in either case, or a successor plan adopted by BankCo, if any), subject to Sections 6.01 and 6.08 of each plan. For the avoidance of doubt for purposes of the Severance Plan, before the Separation and Distribution, you will have the title of “Vice Chairman,” except as expressly provided above with respect to a Non-Separation Termination, and, following the Separation and Distribution, you will have the title of “Chief Executive Officer.”

You will be indemnified under SLM policies and procedures in accordance with the terms stated therein and, at all times during your employment with SLM or BankCo, as applicable, will be a named insured in any directors and officers’ policies maintained by the relevant entity.

SLM and BankCo, as applicable, will withhold all taxes and charges that they are required by law to withhold.

You represent that you have not taken, and agree that you will not take in connection with your employment with SLM, any action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others. You acknowledge that in the event of a conflict with any other agreement (whether written or oral) or understanding that you have with SLM, the terms of this letter agreement control and that this letter agreement supersedes any prior discussions regarding your employment with SLM.

This offer is contingent on SLM’s standard employment practices, which means that your acceptance of this offer serves as an agreement to participate in company-required background checks, which include drug screening and fingerprinting. We retain the right to rescind our offer depending on the outcome of these steps.

As you may know, employment at Sallie Mae is at-will and nothing in this offer changes this status. This offer does not include any statement that may have been made by representatives of Sallie Mae other than those in Human Resources.

Please indicate your acceptance of our offer as set forth herein by signing and returning this letter, as well as the enclosed Employment Application, Background Check Authorization and Agreement Regarding Confidentiality, Intellectual Property and Non-Solicitation. In addition, prior to your start date, please complete the other steps outlined in the attachment.

Ray, we are delighted to have you join Sallie Mae and look forward to working with you. Please contact me at 302-283-8340 with any questions you may have or if I can be of further assistance in your upcoming transition.

Sincerely,

/s/ Anthony P. Terracciano

Anthony P. Terracciano
Chairman

Agreed and Signed:	/s/ Raymond J. Quinlan	Date: January 16, 2014